UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2024

GRAPHIC PACKAGING HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Riveredge Parkway, Suite 100

Atlanta, Georgia 30328

(Address of principal executive offices)

(770) 240-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	GPK	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

☐    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On June 3, 2024, Graphic Packaging International, LLC (the “Company”), a wholly-owned subsidiary of Graphic Packaging International Partners, LLC (“Parent”) and the primary operating subsidiary of Graphic Packaging Holding Company, entered into a Fifth Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) by and among the Company and certain subsidiaries thereof as Borrowers, the lenders and agents named therein, and Bank of America, N.A., as Administrative Agent. The Amended and Restated Credit Agreement effects an “amend and extend” transaction with respect to the Company’s existing senior credit facility by which, among other things: (i) the maturity date thereof has been extended as set forth more fully below, (ii) the availability under the revolving credit portion of the facility has been increased, (iii) the availability of incremental debt facilities has been increased, and (iv) certain negative covenants contained in the existing credit facility have been relaxed.

Under the terms of the Amended and Restated Credit Agreement, $500.0 million of the Company’s Term A-1 Loans, €200.0 million of the Company’s Euro Term Loans, $425.0 million of the Company’s Term A-2 Loans, $250.0 million of the Company’s Term A-3 Loans, $50.0 million of the Company’s Term A-5 Loans, and $200.0 million of the Company’s Term A-6 Loans will remain outstanding. Additionally, the Amended and Restated Credit Agreement provides for (i) a $1.90 billion revolving credit facility, (ii) a €170.0 million revolving credit facility, and (iii) a 1.65 billion Japanese yen revolving credit facility.

The Term A-1 Loans and all revolving credit facility loans continue to bear interest at a floating rate per annum ranging from SOFR plus 1.25% to SOFR plus 2.00%, determined using a pricing grid based upon the Company’s consolidated total leverage ratio from time to time, and such loans now mature on June 1, 2029 (extended from an original maturity date of April 1, 2026). The Euro Term Loans bear interest at a floating rate per annum ranging from SOFR plus 1.125% to SOFR plus 1.75%, determined using a pricing grid based upon the Company’s consolidated total leverage ratio from time to time, and such loans now mature on June 1, 2029 (extended from an original maturity date of April 1, 2026). The Term A-2 Loans continue to bear interest at a fixed rate per annum equal to 2.67% and mature on their originally scheduled maturity date of January 14, 2028. The Term A-3 Loans bear interest at a floating rate per annum ranging from SOFR plus 1.50% to SOFR plus 2.25%, determined using a pricing grid based upon the Company’s consolidated total leverage ratio from time to time, and mature on their originally scheduled maturity date of July 22, 2028. The Term A-5 Loans and Term A-6 Loans bear interest at a floating rate per annum ranging from SOFR plus 1.625% to SOFR plus 2.25%, determined using a pricing grid based upon the Company’s consolidated total leverage ratio from time to time, and mature on their originally scheduled maturity date of June 1, 2029. The indebtedness and obligations under the Amended and Restated Credit Agreement shall continue to be secured by a first-priority lien and security interest in substantially all of the personal property assets of the Company, subject to exclusions as set forth in the Amended and Restated Credit Agreement.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above and the full text of the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1, are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

(10.1)	Fifth Amended and Restated Credit Agreement dated as of June 3, 2024 by and among Graphic Packaging International, LLC and certain subsidiaries thereof as Borrowers, the lenders and agents named therein, and Bank of America, N.A., as Administrative Agent.

(104)	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAPHIC PACKAGING HOLDING COMPANY

(Registrant)

By:	/s/ Lauren S. Tashma
Lauren S. Tashma
Executive Vice President, General Counsel and Secretary

Dated: June 5, 2024